As filed with the Securities and Exchange Commission on May 14, 2007
Registration No. _________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRANT LIFE SCIENCES, INC.
(Name of Small Business Issuer in its charter)

Nevada	82-0490737
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1787 East Ft. Union Blvd., Suite 202, Salt Lake City, Utah 84121
(Address of Principal Executive Offices)(Zip Code)

Compensation Agreement
(Full title of the plan)

Hun-Chi Lin, President
1787 East Ft. Union Blvd., Suite 202
Salt Lake City, Utah 84121
(801) 261-8736
(Name and address of agent for service)
(801) 261-8736
(Telephone number, including area code of agent for service)

With a copy to:

Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
(212) 930-9700
Fax: (212) 930-9724

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock , $.001 par value	2,075,000	$.03105	$64,428.75	$1.98

(1)	Issuable pursuant to the Compensation Agreement between Grant Life Sciences, Inc. and Gregory Sichenzia, dated as of May 9, 2007.
(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price of the Common Stock as reported on May 4, 2007 on the OTC Electronic Bulletin Board, which was $0.034 and $0.0281, respectively.

PART I

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Hun-Chi Lin, President
1787 East Ft. Union Blvd., Suite 202
Salt Lake City, Utah 84121
(801) 261-8736

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made the Registrant’s current report on Form 8-K/A as filed with the SEC on April 30, 2007, which is hereby incorporated by reference.
•	Reference is made the Registrant’s current report on Form 8-K as filed with the SEC on April 23, 2007, which is hereby incorporated by reference.
•	Reference is made the Registrant’s current report on Form 8-K as filed with the SEC on April 13, 2007, which is hereby incorporated by reference.
•	Reference is made to the Registrant’s annual report on Form 10-KSB for the year ended December 31, 2006, as filed with the SEC on April 2, 2007, which is hereby incorporated by reference.
•
Reference is made to the description of the Registrant’s common stock as contained in its Registration Statement on Form SB-2, as filed with the SEC on October 3, 2006, together with all amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Fl., New York, NY 10006. Gregory Sichenzia, a member of Sichenzia Ross Friedman Ference LLP, will receive up to 2,075,000 shares of common stock under this registration statement to be issued as compensation for legal services to be performed on behalf of the Registrant.

Item 6.  Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if:

•         there was no breach by the officer, director, employee or agent of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or

•         the officer, director, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our Amended and Restated Articles of Incorporation provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law, and also provide that:

•         the indemnification right is a contract right that may be enforced in any manner by our officers and directors,

•         the expenses of our officers and directors incurred in any proceeding for which they are to be indemnified are to be paid to them as they are incurred, with such payments to be returned to us if it is determined that an officer or director is not entitled to be indemnified,

•         the indemnification right is not exclusive of any other rights that our officers and directors have or may acquire and includes any other rights of indemnification under any bylaw, agreement, vote of stockholders or provision of law,

•         our Board of Directors may adopt bylaws to provide for the fullest indemnification permitted by Nevada law,

•         our Board of Directors may cause us to purchase and maintain insurance for our officers and directors against any liability asserted against them while acting in their capacity as our officers or directors, and

•         these indemnification rights shall continue to apply after any officer or director has ceased being an officer or director and shall apply to their respective heirs, executors and administrators.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Grant Life Sciences pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration .

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of the Registration Statement:

Exhibit No.	Description

5.1	Opinion of Sichenzia Ross Friedman Ference l, LLP

10.2	Compensation Agreement

23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP., CPA’s.

23.2	Consent of Sichenzia Ross Friedman Ference, LLP (included in its opinion filed as Exhibit 5.1)

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 11, 2007.

GRANT LIFE SCIENCES, INC.

By:	/s/ Hun-Chi Lin
Hun-Chi Lin President and Director (principal executive officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Hun-Chi Lin of the Registrant, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Stan Yakatan	Chairman of the Board of Directors	May 11, 2007
Stan Yakatan

/s/ Hun-Chi Lin	President, Chief Scientific Officer and Director (principal executive officer)	May 11, 2007
Hun-Chi Lin

/s/ Doyle R. Judd	Chief Financial Officer (principal financial officer and chief accounting officer)	May 11, 2007
Doyle R. Judd

/s/ Michael Ahlin	Vice President and Director	May 11, 2007
Michael Ahlin

/s/ Jack Levine	Director	May 11, 2007
Jack Levine